Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form 1-A, of our audit report dated December 30, 2020, on the balance sheets of Gryphon Online Safety, Inc. as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements. Our report contains an emphasis of matter paragraph regarding substantial doubt as to Gryphon Online Safety, Inc.’s ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC

Spokane, Washington

March 15, 2021